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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.        )*
                                           -------


                             STEEL DYNAMICS, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  858119 10 0
                   -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 858119 10 0                   13G            PAGE ___ OF ___ PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PREUSSAG STAHL AG

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      GERMANY

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,089,865 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,089,865 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,089,865 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages

     This Schedule 13G is being filed pursuant to Rule 13d-1(c) of the Securities Exchange Act of 1934. Preussag Stahl AG acquired its entire interest in Steel Dynamics, Inc. in December 1995, and March, April and September, 1996. In November 1996, Steel Dynamics, Inc. completed the initial public offering of its Common Stock and registered its Common Stock under Section 12(g) of the Securities Exchange Act of 1934. Since consumation of the public offering, Preussag Stahl AG has retained ownership of 12.7% of the outstanding shares of Steel Dynamics, Inc. Common Stock.


ITEM 1(a).    NAME OF ISSUER:

              Steel Dynamics, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              4500 County Road 59
              Butler, Indiana 46721

ITEM 2(a).    NAME OF PERSON FILING:

              Preussag Stahl AG

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              Eisenhuttenstrasse 99
              38239 Salzgitter
              GERMANY

ITEM 2(c).    CITIZENSHIP:

              Germany

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(e).    CUSIP NUMBER:

              858119 10 0

ITEM 3. Not applicable. The person filing does not fit into any of the categories in Item 3(a)-(h).

ITEM 4.        OWNERSHIP

               (a)  AMOUNT BENEFICIALLY OWNED:

                    6,089,865 shares

               (b)  PERCENT OF CLASS:

                    12.7%

               (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                          6,089,865

                    (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                          None

                    (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:
                          6,089,865

                    (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:
                          None

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        January 23, 1997
                                -------------------------------
                                              Date

                                Preussag Stahl AG


                               by: /s/ Dr. Wolfgang Simons
                                  -----------------------------
                                         Signature

                                  Dr. Wolfgang Simons
                                  General Counsel


                                -------------------------------
                                         Name/Title